Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements (and any amendments thereto):
(1) Registration Statement (Form S-3, No. 333-227932) of ANGI Homeservices Inc.;

(2) Registration Statement (Form S-8, No. 333-220788) pertaining to ANGI Homeservices Inc. 2017 Stock and Annual Incentive Plan; and

(3) Registration Statement (Form S-4, No. 333-219064) of ANGI Homeservices Inc.

of our reports dated February 16, 2021, with respect to the consolidated financial statements and schedule of ANGI Homeservices Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of ANGI Homeservices Inc. and subsidiaries, included in this Annual Report (Form 10-K) of ANGI Homeservices Inc. and subsidiaries for the year ended December 31, 2020.

/s/ ERNST & YOUNG LLP

New York, New York
February 16, 2021